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                                          UNITED STATES
                               SECURITIES AND EXCHANGE COMMISSION
                                     Washington, D.C.  20549
                                      ---------------------

                                            FORM S-8

                                     REGISTRATION STATEMENT
                                              UNDER
                                   THE SECURITIES ACT OF 1933

                                         CSX CORPORATION
                     (Exact name of registrant as specified in its charter)


        COMMONWEALTH OF VIRGINIA             62-1051971
       (State or other jurisdiction of      (I.R.S. Emloyer
        incorporation of organization)      Identification No.)

                                        One James Center
                                      901 East Cary Street
                                    Richmond, Virginia  23219
                  (Address, including zip code, of Principal Executive Offices)

                                         CSX CORPORATION
                                  STOCK PURCHASE AND LOAN PLAN
                                    (Full title of the plan)

                                      Ellen M. Fitzsimmons
                                   Assistant General Counsel
                                         CSX Corporation
                                        One James Center
                                      901 East Cary Street
                                    Richmond, Virginia  23219
                                         (804) 782-1400
                             (Name, address, including zip code, and
                   telephone number, including area code, of agent for service)













Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.




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           PAGE 2

                      CALCULATION OF REGISTRATION FEE
                      -------------------------------

- --------------------------------------------------------------------------
                                    Proposed      Proposed
                                    Maximum       Maximum
Title of             Amount         Offering      Aggregate      Amount of
Securities to        to be          Price Per     Offering     Registration
be Registered        Registered     Share         Price             Fee
- --------------------------------------------------------------------------
Common Stock        4,600,000(1)   $46.63(3)     $214,498,000   $73,964.83
$1.00 par value

Rights to Purchase
Preferred Stock     4,600,000(2)                                 $  100.00
- ---------------------------------------------------------------------------

     (1) Represents the maximum number of shares of Common Stock of CSX Corporation that may be offered and sold hereunder.

     (2) The Rights to Purchase Preferred Stock will be attached to and trade with shares of the Common Stock of the Company. Value attributable to such rights, if any, will be reflected in the market price of the shares of Common Stock. The fee paid represents the minimum statutory fee pursuant to Section 6(b) of the Securities Act of 1933, as amended.

     (3) Estimated pursuant to Rule 457(c) solely for purposes of calculating registration fee. Based on the average of the high and low prices for the Common Stock reported in the consolidated reporting system of the New York Stock Exchange on July 25, 1996.

     All securities covered by this Registration Statement will be issued to certain present and future officers and employees of the Company (or of any subsidiary of the Company) from time to time under the CSX Corporation Stock Purchase and Loan Plan.



Exhibit Index begins on page II-1.
















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           PAGE 3
PART II.  INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference
         -----------------------------------------------

           The Company hereby incorporates by reference into this Registration Statement the documents listed below which have been filed with the Securities and Exchange Commission.

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1995.

     (b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the annual report referred to in (a) above, including the Company's Quarterly Reports on Form 10-Q for the quarters ended March 29, 1996 and June 28, 1996.

     (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-B filed on September 25, 1980 under Section 12 of the Exchange Act, as amended in Amendment Number 1 filed with the Commission on June 17, 1988.

     (d) The description of the Rights associated with the Common Stock appearing in Amendment Number 1 to its Form 8-A dated September 7, 1990, filed with the Commission in connection with the listing of such Rights on the New York Stock Exchange.

           Each document or report subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document or report incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any subsequently furnished appendix to this Registration Statement.

Item 4.  Description of Securities
         -------------------------

           Not Applicable.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

           The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Company by Ellen M. Fitzsimmons,
Assistant General Counsel of the Company. Ms. Fitzsimmons is paid a salary by the Company, is a participant in various employee benefit plans offered to employees of the Company generally, and owns and has options to purchase shares of Common Stock.
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           PAGE 4

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

           Article 10 of the Virginia Stock Corporation Act provides, in general, for indemnification by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful.

           Article VII of the Company's Amended and Restated Articles of Incorporation provides for mandatory indemnification of directors and officers against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Company itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or of a knowing violation of the criminal law.

           The Company's Amended and Restated Articles of Incorporation also provide that in every instance permitted under Virginia corporate law in effect from time to time, the liability of a director or officer of the Company to the Company or its shareholders arising out of a single transac-tion, occurrence or course of conduct shall be limited to one dollar.

           The Company maintains standard policies of officers' and directors' liability insurance.

Item 7.  Exemption from Registration Claimed
         -----------------------------------

           Not Applicable.

Item 8.  Exhibits
         --------

           See Exhibit Index.

Item 9.  Undertakings
         ------------

           The undersigned registrant hereby undertakes or acknowledges:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or

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           PAGE 5

decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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           PAGE 6

                          SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on July 30, 1996.

                              CSX CORPORATION
                                Registrant


                              By: /s/JAMES L. ROSS
                                  --------------------------
                                  James L. Ross
                                  Vice President and Controller

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

John W. Snow               Chairman of the Board and
                           Director, President and Chief
                           Executive Officer (Principal
                           Executive Officer)*

Paul R. Goodwin            Executive Vice President-Finance
                           (Principal Financial Officer)*

/s/ JAMES L. ROSS
James L. Ross              Vice President and Controller
                           (Principal Accounting Officer)

Elizabeth E. Bailey        Director*

Robert L. Burrus, Jr.      Director*

Bruce C. Gottwald          Director*

John R. Hall               Director*

Robert D. Kunisch          Director*

Hugh L. McColl, Jr.        Director*

James W. McGlothlin        Director*

Southwood J. Morcott       Director*

Charles E. Rice            Director*

William C. Richardson      Director*


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           PAGE 7

                          SIGNATURES (Continued)

Frank S. Royal, M.D.       Director*


*By: /s/ALAN A. RUDNICK
     ---------------------
     Alan A. Rudnick
     Attorney-in-Fact














































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           PAGE 1

                                          Exhibit Index
                                          -------------


The following exhibits are filed herewith as part of this Registration
Statement:

                                                                 Electronic
Exhibit                                                   Page   Submission
  No.                                                      No.    Document
- -------                                                   ----   ----------
5          Opinion and Consent of Ellen M. Fitzsimmons,
           Assistant General Counsel of the Company, as
           to the validity of the Common Stock and the
           Rights offered hereunder                       II-2        2

23.1       Consent of Independent Auditors                II-3        3

23.2       Consent of Ellen M. Fitzsimmons (included
           in Exhibit 5)                                  II-2        2

24         Power of Attorney                              II-4        4

99         Stock Purchase and Loan Plan                   II-6        5































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